SCHEDULE 14(A) INFORMATION

             PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                 THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement

[X]   Definitive Proxy Statement

[ ]   Definitive Additional Materials

[ ]   Soliciting Material Pursuant to Section 240.14a-11(c) or
      Section 240.14a-12

              PACIFIC RESEARCH & ENGINEERING CORPORATION
           (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]   No Fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      1) Title of each class of securities to which transaction applies:

            --------------------------------------------------------

      2) Aggregate number of securities to which transaction applies:

            --------------------------------------------------------

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(Set forth the amount on which the filing fee is calculated and state how it was determined):

            --------------------------------------------------------

      4)    Proposed maximum aggregate value of transaction:

            --------------------------------------------------------

      5)    Total Fee Paid:

            --------------------------------------------------------


[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)    Amount Previously Paid:

            --------------------------------------------------------

      2)    Form, Schedule or Registration Statement No.:

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      3)    Filing Party:

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      4)    Date Filed:

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Page <ii>
              PACIFIC RESEARCH & ENGINEERING CORPORATION
                        2070 LAS PALMAS DRIVE
                      CARLSBAD, CALIFORNIA 92009

               NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD JUNE 25, 1998

Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of the Shareholders of Pacific Research & Engineering Corporation, a California corporation (the "Company"), which will be held on June 25, 1998, at 9:00 a.m., local time, at the Olympic Resort, 6111 El Camino Real, Carlsbad, California for the following purposes:

     1. To elect six (6) directors to hold office for one-year terms and until each of their successors are elected and qualified.

     2. To consider and vote on a proposal to amend the Company's 1996 Omnibus Stock Plan to increase the maximum aggregate number of shares Common Stock reserved for issuance thereunder from 1,200,000 to 1,400,000.

     3. To consider a proposal to ratify the appointment of Harlan & Boettger as the Company's independent public accountants for the fiscal year ending December 31, 1998.

     4. To transact such other business as may properly come before the meeting.

     Only shareholders of record at the close of business on May 11, 1998 are entitled to notice of, and to vote at, this meeting and any adjournments thereof.

                                 By order of the Board of Directors,

                                 LARRY EYLER,
                                 Secretary
Carlsbad, California
May 18, 1998


--------------------------------------------------------------------
      IT IS IMPORTANT THAT ALL SHAREHOLDERS VOTE. WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, EVEN
 IF YOU PLAN TO ATTEND THE MEETING IN PERSON.  IF YOU DO ATTEND
 THE MEETING, YOU THEN MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE EITHER IN PERSON OR BY EXECUTING AND GRANTING A LATER-DATED PROXY. SO
 THAT THE COMPANY CAN FINALIZE ARRANGEMENTS FOR THE SHAREHOLDERS' MEETING, PLEASE INDICATE ON THE PROXY WHETHER YOU PLAN TO ATTEND THE MEETING.
--------------------------------------------------------------------

Page  <1>

              PACIFIC RESEARCH & ENGINEERING CORPORATION
                        2070 LAS PALMAS DRIVE
                      CARLSBAD, CALIFORNIA 92009

          PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

     The accompanying proxy is solicited by the Board of Directors of Pacific Research & Engineering Corporation, a California corporation (the "Company") for use at the Annual Meeting of Shareholders to be held June 25, 1998 at 9:00 a.m. local time, or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. This meeting will be held at the Olympic Resort, 6111 El Camino Real, Carlsbad, California. The date of this Proxy Statement is May 18, 1998, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to shareholders.


                         GENERAL INFORMATION

     ANNUAL REPORT.   An annual report for the fiscal year ended
December 31, 1997, is enclosed with this Proxy Statement.

     VOTING SECURITIES.   Only shareholders of record as of the
close of business on May 11, 1998, will be entitled to vote at the meeting and any adjournment thereof. As of that date, there were 2,305,500 shares of Common Stock of the Company, issued and outstanding. Shareholders may vote in person or in proxy. Each holder of shares of Common Stock is entitled to one (1) vote for each share of stock held on the proposals presented in this Proxy Statement, except that in the election of directors each shareholder has cumulative voting rights and is entitled to as many votes as equal the number of votes to which he is entitled multiplied by the number of directors to be elected, which votes may be cast for a single candidate or distributed among any or all of the candidates. However, no shareholder shall be entitled to cumulate votes unless the candidate's name has been placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the meeting, prior to the voting, of his intention to cumulate his votes. The Company's bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum.

     SOLICITATION OF PROXIES.   The cost of soliciting proxies
will be borne by the Company. The Company will solicit shareholders by mail through its regular employees, and will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Company registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. In addition, the Company may use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation.

     VOTING OF PROXIES.   All valid proxies received prior to
the meeting will be voted. All shares represented by a proxy will be voted, and where a shareholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A shareholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by delivery to the Secretary of the Company of a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

     In the event that cumulative voting is invoked, a proxy authorizing a vote for management's nominees for directors may be voted cumulatively for less than all of such nominees. If no instructions are given on the executed proxy, the proxy will be voted in favor of the proposals described, but votes may be cumulated for less than all of the nominees for director.


Page  <2>

     STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT.   The following table sets forth certain
information, as of April 15, 1998, with respect to the beneficial ownership of the Company's Common Stock by (i) all persons known by the Company to be the beneficial owners of more than 5% of the outstanding Common Stock of the Company, (ii) each director and director-nominee of the Company, (iii) the executive officers of the Company named in the Summary Compensation Table, and (iv) all current executive officers and directors of the Company as a group:

                                                  Shares Owned (1)
                                               ---------------------
                                                Number    Percentage
     Name and Address                          of Shares   of Class
     ----------------                          ---------  ----------
     Jack Williams (2)(3)..................... 1,057,000     45.8%
     Michael Dosch (2)........................    70,000      3.0
     Larry Eyler  (2).........................    70,000      3.0
     Dave Pollard (2).........................    70,000      3.0
     Michael Bosworth (2)(4)..................    10,000       *
     John Lane (5)(6).........................    17,000       *
     John Robbins (2)(7)......................    22,500       *
     Herbert McCord (2).......................    15,000       *
     Randy Jackson (2)(8).....................    25,750      1.1
     Susan Dingethal (2)(9)...................    12,000       *
     All Directors and Executive Officers as
       a Group (10 persons)(3)(4)(6)(7)(8)(9). 1,369,250     59.4%
_______________________

 *   less than one percent

(1) Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such persons, subject to applicable community property laws.

(2) Each of such persons may be reached through the Company at 2070 Las Palmas Drive, Carlsbad, California 92009.

(3)  Includes 1,052,000 shares held by The Williams Family Trust,
     U/A DTD 3/12/81 and 1,000 shares owned by Mr. Williams' children.

(4) Includes 10,000 shares subject to options exercisable within sixty (60) days of April 15, 1998.

(5)  Mr. Lane may be reached at Westport Resources, 315 Post Road
     West, Westport, Connecticut 06880.

(6) Includes 5,000 shares subject to options exercisable within sixty (60) days of April 15, 1998.

(7)  Includes 12,500 shares held by The Robbins Family Trust, U/A
     DTD 6/1/87 and 10,000 shares subject to options exercisable within sixty (60) days of April 15, 1998.

(8) Includes 3,000 shares subject to options exercisable within sixty (60) days of April 15, 1998.

(9) Includes 12,000 shares subject to options exercisable within sixty (60) days of April 15, 1998.

Page  <3>
                            PROPOSAL ONE:

                         ELECTION OF DIRECTORS

     The Company's Board of Directors currently consists of eight authorized directors. The number of authorized directors has been reduced by the Board of Directors to six to be effective upon the completion of the 1998 Annual Meeting of Shareholders. Six of the current directors have been nominated by Management for election at the Annual Meeting of the Shareholders. If elected, each nominee will serve as a director until the Company's Annual Meeting of Shareholders in 1999, and until his successor is elected and qualified. If the nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although Management knows of no reason to anticipate that this will occur), the proxies may be voted for a substitute nominee as the Board of Directors may designate.

     The following table sets forth the name, age and position of each director and nominee of the Company:


                                                            Director
Name                  Age           Position                 Since
----                  ---           --------                --------
Jack Williams         56    Chairman of the Board, Chief      1969
                            Executive Officer and President
Michael Dosch         35    Vice President, Chief Operating   1995
                            Officer and Director
John Lane             51    Director                          1996
Michael Bosworth      51    Director                          1996
Herbert McCord        55    Director                          1997
John Robbins          51    Director                          1996

     JACK WILLIAMS  has served as Chief Executive Officer,
President and Chairman of the Board of Directors since October
1969. Prior to founding the Company, Mr. Williams was a professional recording engineer and an audio and video systems designer at the University of California, San Diego.

     MICHAEL DOSCH has been a Director of the Company since December 1995. Mr. Dosch has served in a number of positions since he joined the Company in July 1984. Mr. Dosch was promoted to General Manager in June of 1992 to oversee the Company's day-to-day operations and was promoted to Vice President, Chief Operating Officer in 1995.

     MICHAEL BOSWORTH became a Director of the Company on February 14, 1996. Mr. Bosworth has over 20 years of experience in the information technology industry. Mr. Bosworth is the founder and author of Solution Selling, and since 1983 has operated his own sales training and consulting company focusing on buyer oriented sales methodology.

     JOHN LANE became a Director of the Company on March 15, 1996. During January 1997 Mr. Lane joined the investment banking firm of Westport Resources Investment Services as its Managing Director, Vice President of Capital Markets. Prior to that, Mr. Lane was Executive Vice President, Syndicate with Nutmeg Securities. Mr. Lane joined Nutmeg Securities as a 30% partner in 1989 and served Nutmeg Securities in several capacities. He has been an active member of the Security Industry Association ("SIA") since 1986 and twice chairman of the Membership Committee. He has served for many years on the SIA Local Firms Committee and served as a chairman of the committee in 1994. He has also served as a director of the Regional Investment Brokers Association since 1991.

     JOHN ROBBINS became a Director of the Company in May 1996. Mr. Robbins is also a director of Garden Fresh Restaurant Corp. and American Residential Investment Trust, Inc. both publicly held companies. From February 1997 through the present Mr. Robbins has served as Chairman of the Board and Chief Executive Officer of American Residential Investment Trust. From January 1988 through November 1994 Mr. Robbins served as Chairman of the Board, President and Chief Executive Officer of American Residential Mortgage Corporation.

Page  <4>

     HERBERT MCCORD became a Director of the Company in September 1997. From May 1980 through the present Mr. McCord has served as Chairman of the Board, President and Chief Executive
Officer of Granum Communications Corporation (formerly Granum
Communications, Inc.), a consulting company to the radio broadcasting industry.

     During the year ended December 31, 1997, the Board held four
(4) meetings. Each director serving on the Board in fiscal year 1997 attended at least 75% of the meetings of the Board and the Committees on which he serves during his tenure on the Board or such committees.

     The Company does not have a standing Nominating Committee, but does have an Audit Committee and a Compensation Committee.

     The Audit Committee's function is to review with the Company's independent public accountants and management the annual financial statements and independent public accountants' opinion, review the scope and results of the examination of the Company's financial statements by the independent public accountants, approve all professional services and related fees performed by the independent public accountants, recommend the retention of the independent public accountants to the Board, subject to ratification by the shareholders, and periodically review the Company's accounting policies and internal accounting and financial controls. The members of the Audit Committee are Messrs. Lane and Robbins. During the year ended December 31, 1997, the Audit Committee did not hold any meetings.

     The Compensation Committee's function is to review and approve executive salaries, bonuses, stock option grants and compensation plans. The members of the Compensation Committee are Messrs. Williams, Bosworth and Robbins. During the year ended December 31, 1997, the Compensation Committee held one (1) meeting.

INCUMBENT DIRECTORS

     The following individuals are directors of the Company who have resigned from the Board of Directors effective as of the Shareholders Meeting.

     LARRY EYLER joined the Company in July of 1992 as the Chief Financial Officer, and was elected a Director in December 1995. Prior to joining the Company, Mr. Eyler was Director of Finance, Real Estate, for the Price Company from October 1987 to July 1989, and Chief Financial Officer for Club Merchandising from July 1989 to July 1992. Mr. Eyler also has experience with Peat, Marwick, Mitchell & Co. and Dixieline Lumber Company.

     DAVID POLLARD has been a Director of the Company since May 1996. Mr. Pollard has served as Vice President, Engineering of the Company since December 1995, and as manager of various operating functions since September 1985, including product engineering, systems engineering/manufacturing as well as sales. Mr. Pollard now oversees the technical staff responsible for research & development, product design, and documentation.

REQUIRED VOTE

     The affirmative vote of a majority of the votes cast at the Annual Meeting of Shareholders, at which a quorum is present and voting, either in person or by proxy, is required for approval of this proposal. Neither abstentions nor broker non-votes shall have any effect on the outcome of this vote. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF NOMINES SET FORTH ABOVE.

Page  <5>

                            PROPOSAL TWO:

              PROPOSAL TO AMEND 1996 OMNIBUS STOCK PLAN

     The Company's 1996 Omnibus Stock Plan (the "Plan") became effective on January 1, 1996 and permits the discretionary grant of stock options to eligible employees, consultants and directors. The Plan consists of two components: "Plan A", which provides for the grant of incentive stock options and "Plan B", which provides for the grant of nonstatutory stock options.

     The shareholders are now being asked to approve an amendment to increase by 200,000 shares the maximum aggregate number of shares issuable under the Plan. The Board of Directors believes that the amendment of the Plan is in the best interests of the Company and its shareholders because the availability of an adequate stock option program is an important factor in attracting and retaining qualified officers, employees and consultants essential to the success of the Company and in aligning their long-term interests with those of the shareholders.

SUMMARY OF THE PROVISIONS OF THE PLAN

     The following summary of the Plan is qualified in its entirety by the specific language of the Plan, a copy of which is available to any shareholder upon request.

     GENERAL.   The Plan provides for the grant of incentive
stock options within the meaning of section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and nonstatutory
stock options.   As of April 15, 1998, none of the options to
purchase shares granted under the Plan had been exercised, options to purchase an aggregate of approximately 1,066,000 shares remained outstanding and approximately 135,000 shares remained available for future grant under the Plan.

     SHARES SUBJECT TO PLAN.   Currently, the maximum number of
authorized but unissued or reacquired shares of the Company's Common Stock available for issuance under the Plan is 1,200,000 shares. In April 1998, the Board of Directors amended the Plan, subject to shareholder approval, to increase the number of shares issuable under the Plan by 200,000, from 1,200,000 shares to 1,400,000 shares. Appropriate adjustments will be made to the shares subject to the Plan and to outstanding options upon any reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split. To the extent that any outstanding option under the Plan expires or terminates prior to exercise in full or if shares issued upon exercise of an option are repurchased by the Company, the shares of Common Stock for which such option is not exercised or repurchased are returned to the Plan and become available for future grant.

     ADMINISTRATION.   The Plan is administered by the
Compensation Committee of the Board of Directors (the "Committee"). Subject to the provisions of the Plan, the Committee determines the persons to whom options are to be granted and when such options are to be granted, the number of shares to be covered by each option, and all other terms and conditions of the options. All determinations of the Committee will be final and binding on all optionees.

     ELIGIBILITY.   Options may be granted under the Plan to key
employees, directors and consultants of the Company or of any "Affiliated Company". An "Affiliated Company" means any member of a controlled group of corporations (as defined in Section 1563 of the Code) which includes the Company. As of April 15, 1998, the Company had approximately 145 employees, including
6 executive officers, and 4 non-employee directors. While any person eligible under the Plan may be granted a nonstatutory stock option under Plan B, only key employees may be granted incentive stock options under Plan A. The Plan imposes a grant limit under which no employee may receive in any calendar year options to purchase in excess of 1,200,000 shares. In addition, 750,000 shares will be available for grant to certain key employees, with vesting of such shares occurring upon the achievement of certain levels of (a) the price of the Company's Common Stock, or (b) the Company's earnings per share of Common Stock, although such shares will vest on December 31, 2003 regardless of whether the performance targets are met.

Page  <6>

     TERMS AND CONDITIONS OF OPTIONS.   Each option granted
under the Plan is evidenced by a written agreement between the Company and the optionee specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the Plan. The exercise price per share of each option granted under the Plan must equal at least the fair market value of a share of the Company's Common Stock on the date of grant. However, any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company must have an exercise price equal to at least 110% of the fair market value of a share of Common Stock on the date of grant. As of April 15, 1998, the closing price of a share of the Company's Common Stock as reported on the American Stock Exchange was $5.50.

     The option exercise price may be paid in cash or cash equivalents. The Committee may also cause the Company to provide an optionee with financial assistance (e.g. though direct loans or guarantees of third party loans) for the purpose of acquiring funds to pay the option exercise price, to the extent that such assistance is in the bests interests of the Company and is consistent with applicable law, the Company's articles of incorporation and the Company's bylaws. In addition, the Committee may allow an optionee to pay the option exercise price by tender of previously-owned shares of the Company's Common Stock having a fair market value not less than the exercise price.

     Options granted under the Plan become exercisable and vested at such times and subject to such conditions as specified by the Board. Generally, options granted under the Plan may not be exercised within 6 months after the date of option grant and become exercisable in installments over a period of time specified by the Board at the time of grant, subject to the optionee's continued service with the Company. The Plan provides that the maximum term of an incentive stock option granted under Plan A is five years and the maximum term of a nonstatutory stock option granted under Plan B is 10 years. Options are nontransferable by the optionee other than by will or by the laws of descent and distribution, and are exercisable during the optionee's lifetime only by the optionee.

     CERTAIN DISPOSITIONS.   The Plan provides that, in the
event that the shareholders of the Company enter into an agreement to dispose of substantially all of the assets or stock of the Company by means of a sale, merger, consolidation, reorganization or liquidation, each outstanding option will become fully exercisable and vested in full during the period commencing on the later of (i) the date of execution of such agreement or (ii) the date 6 months after the date of option grant. The options will remain exercisable until the earlier to occur of the original option expiration date or the date the corporate transaction is consummated. Any acceleration of the exercise of such options will be contingent upon the consummation of the corporate transaction. In addition, the Board of Directors or the Committee may arrange with the acquiring corporation to assume or substitute for options outstanding under the Plan.

     TERMINATION OR AMENDMENT.   The Plan will continue in
effect until the earlier of its termination by the Board or January 2006. No options may be granted under the Plan after January 2006. The Board may terminate or amend the Plan at any time, although no amendment may be adopted which would change the manner of determining the option exercise price, change the classes of persons eligible under the Plan or extend the duration of the Plan (or an option granted thereunder). In addition, without shareholder approval, the Board may not adopt an amendment to the Plan which would increase the total number of shares of Common Stock issuable thereunder. No termination or amendment may affect an outstanding option without the written consent of the optionee.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

     The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

Page  <7>

     INCENTIVE STOCK OPTIONS.   An optionee recognizes no
taxable income for regular income tax purposes as the result of the grant or exercise of an incentive stock option qualifying under section 422 of the Code. Optionees who do not dispose of their shares for two years following the date the option was granted nor within one year following the exercise of the option will normally recognize a long-term or mid-term capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes.
If an optionee disposes of shares within two years after the date of grant or within one year from the date of exercise (a "disqualifying disposition"), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. A capital gain or loss will be long-term or mid-term if the optionee's holding period is more than 12 months. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder.

     The difference between the option exercise price and the fair market value of the shares on the exercise date of an incentive stock option is an adjustment in computing the optionee's alternative minimum taxable income and may be subject Pan alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

     NONSTATUTORY STOCK OPTIONS.   Options not designated or
qualifying as incentive stock options will be nonstatutory stock options. Nonstatutory stock options have no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the exercise date. If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. A capital gain or loss will be long-term or mid-term if the optionee's holding period is more than 12 months. No tax deduction is available to the Company with respect to the grant of a nonstatutory stock option or the sale of the stock acquired pursuant to such grant. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

     The affirmative vote of a majority of the votes cast at the Annual Meeting of Shareholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote. Broker non-votes, on the other hand, will have no effect on the outcome of the vote.

     The Board of Directors believes that the increase in the share reserve of the Plan is in the best interests of the shareholders and the Company for the reasons stated above. THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE INCREASE IN THE SHARE RESERVE OF THE PLAN.

Page  <7>

                        ADDITIONAL INFORMATION

                 EXECUTIVE COMPENSATION AND OTHER MATTERS

     The following table sets forth information concerning the compensation of the Chief Executive Officer of the Company and each of the other executive officers whose salary and bonus exceeded $100,000 in 1997, for services in all capacities to the Company during the years ended December 31, 1997, 1996 and 1995:

                     SUMMARY COMPENSATION TABLE


                                                           Long-Term
                                   Annual Compensation    Compensation
                                 -----------------------  ------------
                                                             Awards
                                                          ------------
                                                           Securities
                                                           Underlying    All Other
Name and Principal Position      Year    Salary    Bonus     Options    Compensation
---------------------------      ----   --------  ------  ------------  ------------
Jack Williams                    1997   $170,000    ---         ---       $3,000(2)
     President, Chief Executive  1996   $147,654    ---      603,217      $1,500(2)
     Officer and Chairman        1995   $125,000  $6,500        ---         ---

Larry Eyler                      1997   $114,997    ---         ---       $3,000(2)
     Chief Financial Officer     1996   $ 99,520    ---       40,214      $1,500(2)
     and Secretary               1995   $ 87,024  $6,500        ---         ---

Michael Dosch                    1997   $124,998    ---         ---       $3,000(2)
     Chief Operating Officer     1996   $ 99,520    ---       40,214      $1,500(2)
     and Director                1995   $ 80,544  $6,500        ---         ---

Dave Pollard                     1997   $105,837    ---         ---       $3,000(2)
     Vice President, and         1996   $ 99,520    ---       40,214      $1,500(2)
     Director                    1995   $ 81,270  $6,500        ---         ---
___________________________________________________________________________________


(1)  Includes 401(k) matching contributions made by the Company.

(2)  Includes automobile allowance.

     No stock option grants were made to the persons named in the Summary Compensation Table during the year ended December 31, 1997.


Page  <9>

     None of the persons named in the summary compensation table exercised options during the year ended December 31, 1997. The following table provides the information concerning unexercised options held as of December 31, 1997, by the persons named in the Summary Compensation Table:

           AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                AND FISCAL YEAR-END OPTION VALUES (1)

                                            Number of Securities
                                      Underlying Unexercised Options
                                                at 12/31/97
                                      ------------------------------
     Name                                     Unexercisable (2)
     ----                             ------------------------------
     Jack Williams.........................       603,217
     Larry Eyler...........................        40,214
     Michael Dosch.........................        40,214
     Dave Pollard..........................        40,214
________________

(1) Based on a fair market value of $3.75, the closing price of the Company's Common Stock on December 31, 1997, none of the named executives officer's options were in-the-money as of such date.

(2) None of the options held by the persons in the above table are currently exercisable.

CHANGES TO BENEFIT PLANS

     1996 OMNIBUS STOCK PLAN.   The Board of Directors of the
Company has adopted, subject to shareholder approval, an amendment to the Plan to increase the maximum number of shares issuable thereunder by 200,000 shares. See "PROPOSAL TWO: AMENDMENT TO THE 1996 OMNIBUS STOCK PLAN." As of April 15, 1998 no grant of options had been made to any person conditioned upon shareholder approval of the increase in the share reserve of the Plan.

     No stock option grants were made to the persons named in the Summary Compensation Table during the year ended December 31, 1997. Susan Dingethal, Vice President of Sales & Marketing was granted 60,000 options at an exercise price of $3.00 per option. The executive officers, the current directors who are not executive officers and the non-executive officer employees, each as a group, were granted an aggregate of 67,500, 12,500 and 172,500 options at a weighted average exercise price of $2.84, $2.25 and $2.50 per option, respectively.

EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

     Mr. Williams serves as Chairman, President and Chief Executive Officer pursuant to the terms of an employment agreement entered into in 1996 which continues in effect until April 1999. Under the terms of the agreement, Mr. Williams receives an annual salary of not less than $156,000 and a bonus to be determined by the Board of Directors. In addition, Mr. Williams receives an automobile allowance of $250 per month.

     Mr. Dosch serves as Vice President and Chief Operating Officer pursuant to the terms of an employment agreement entered into in 1996 which continues in effect until April 1999. Under the terms of the agreement, Mr. Dosch receives an annual salary of not less than $104,000 and a bonus to be determined by the Board of Directors. In addition, Mr. Dosch receives an automobile allowance of $250 per month.

     Mr. Eyler serves as Vice President, Finance, Chief Financial Officer and Corporate Secretary pursuant to an employment agreement entered into in 1996 which continues in effect until April 1999. Under the terms of the agreement, Mr. Eyler receives an annual salary of not less than $104,000 and a bonus to be determined by the Board of Directors. In addition, Mr. Eyler receives an automobile allowance of $250 per month.

Page <10>

     Mr. Pollard serves as Vice President, Engineering pursuant to an employment agreement entered into in 1996 which continues in effect until April 1999. Under the terms of the agreement, Mr. Pollard receives an annual salary of not less than $104,000 and a bonus to be determined by the Board of Directors. In addition, Mr. Pollard receives an automobile allowance of $250 per month.

     In the event an executive officer's employment with the Company is terminated without cause, he will receive a lump sum payment of his salary at the level stated above for the balance of the term of the Agreement.

     Effective January 1997 the Compensation Committee increased annual executive salaries as follows: Mr. Williams-$170,000; Mr. Dosch-$125,000; Mr. Eyler-$115,000; and Mr. Pollard-$115,000. No
changes were made to annual salaries for the year ending December 31, 1998. No bonuses were paid for the years ending December 31, 1997 and 1996.

     In the event the Company enters into an agreement to dispose of substantially all of the assets or stock of the Company, options outstanding under the 1996 Omnibus Stock Plan ("the Plan") will vest in full and become exercisable as of the date of such agreement. Any outstanding options which are not exercised or assumed will terminate as of the date of such disposition.

COMPENSATION OF DIRECTORS

     Mr. Bosworth, Mr. Robbins, and Mr. McCord have each received $1,000 per month as a retainer and $750 per directors' meeting and committee meeting attended. Mr. Lane will receive comparable compensation for 1998. In addition, at the time Messrs. Bosworth and Robbins each initially became a director of the Company, they were each granted an option to purchase 5,000 shares of Common Stock, exercisable at $5.50 per share until May 23, 2006. Mr. Bosworth, Mr. Robbins, Mr. McCord and Mr. Lane each receive ten year options to purchase 2,500 shares of Common Stock at the then-market price on the date of the grant on the first three anniversaries of their respective elections as a director. These grants are conditioned upon Messrs. Bosworth, Robbins and Lane being a director at the time of the grant. As of May 29, 1997 an option to purchase 2,500 shares of the Company's Common Stock had been granted to each of Messrs. Bosworth, Robbins, McCord and Lane. Messrs. Bosworth, Robbins, McCord and Lane may also receive additional reimbursement for expenses, as determined by the Board of Directors, as directors' fees.

     Mr. Lane receives $750 per directors' meeting and committee meeting attended, and may receive such additional reimbursement for expenses, as determined by the Board of Directors, as directors' fees. See also "-- Certain Transactions."

CERTAIN TRANSACTIONS

     Mr. Williams personally guaranteed a credit facility with Grossmont Bank comprised of two term loans and a line of credit in the amount of $150,000, $250,000 and $500,000, respectively. Proceeds of the Company's public offering in 1996 were used in part to pay off these loans.

     At the time of the Company's public offering in 1996, Mr. Lane was an executive officer and controlling person of Nutmeg Securities, the principal underwriter of such offering. The total underwriting discounts and commissions paid by the Company with respect to such offering were $550,000. In addition, Nutmeg Securities received (i) a non-accountable expense allowance of $165,000 and (ii) warrants to purchase up to 50,000 units at $17.05 per unit exercisable over four
(4) years commencing May 28, 1997, with each unit consisting of two shares of the Company's Common Stock and one redeemable Common Stock Purchase Warrant of the Company, and (iii) a consulting fee of $72,000.

Page <11>

     During the year ending December 31, 1997 the Company paid to Granum Communications Corporation a fee for services in the amount of $46,000. Mr. McCord, a director of the Company, has a beneficial interest in the fee payment from the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such persons.

     Based solely on the Company's review of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that all filing requirements applicable to the Company's executive officers, directors and more than 10% shareholders were complied with.

Page <12>

                          PROPOSAL THREE:

                APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board of Directors of the Company has selected Harlan & Boettger, LLP independent accountants for the Company since 1993, as independent accountants to audit the financial statements of the Company for the year ending December 31, 1998. A representative of Harlan & Boettger is expected to be present at the Annual Meeting with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

     The affirmative vote of a majority of the votes cast at the Annual Meeting of Shareholders, at which a quorum is present and voting, either in person or by proxy, is required for approval of this proposal. Neither abstentions nor broker non-votes shall have any effect on the outcome of this vote. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF HARLAN & BOETTGER AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 1998.

                   SHAREHOLDER PROPOSALS TO BE PRESENTED
                          AT NEXT ANNUAL MEETING

     Proposals of shareholders intended to be presented at the next Annual Meeting of the Shareholders of the Company must be received by the Company at its offices at 2070 Las Palmas Drive, Carlsbad, CA 92009 not later than December 30, 1998, and satisfy the conditions established by the Securities and Exchange Commission for shareholder proposals to be included in the Company's proxy statement for that meeting.

                    TRANSACTION OF OTHER BUSINESS

     At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

                                 By Order of the Board of Directors

                                 LARRY EYLER,
                                 Secretary
May 18, 1998

Page <13>

                         AMENDMENT OF THE

              PACIFIC RESEARCH & ENGINEERING CORPORATION

                     1996 OMNIBUS STOCK PLAN


     Section 4(a) shall be amended in its entirety to read as follows:

     "(a) The maximum aggregate number of shares which may be optioned and sold under Plan A and Plan B is one million four hundred thousand (1,400,000) shares of authorized Common Stock of the Company. The foregoing constitutes an absolute cumulative limitation on the total number of shares that may be optioned under both Plan A and B.
Therefore, at any particular date the maximum aggregate number of shares which may be optioned under Plan A is equal to 1,400,000 minus the number of shares previously optioned under both Plan A and Plan B and the maximum aggregate number of shares which may be optioned under Plan B is equal to 1,400,000 minus the number of shares which have been previously optioned under both Plan A or Plan B. All shares to be optioned and sold under either Plan A or Plan B may be either authorized but unissued shares or shares held in the treasury. Of the 1,400,000 shares covered under Plan A, 750,000 shares shall be categorized as performance plan shares and shall be subject to the provisions set forth in section (c) below."

     IN WITNESS WHEREOF, the undersigned Secretary of Pacific Research & Engineering Corporation certifies that the foregoing amendment to the 1996 Omnibus Stock Plan was duly adopted by the Board of Directors on the 5th of April, 1998.

                                 LARRY EYLER,
                                 Secretary

Page <14>
               PACIFIC RESEARCH & ENGINEERING CORPORATION

   PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 25, 1998

      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, and hereby appoints Jack Williams and Larry Eyler, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Shareholders of Pacific Research & Engineering Corporation to be held on June 25, 1998, at 9:00 a.m., local time and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER
DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS AND "FOR" THE PROPOSALS SET FORTH ON THE REVERSE SIDE.

Please fill in, date, sign and mail this proxy in the enclosed postage-paid return envelope.

THIS PROXY IS CONTINUED ON THE REVERSE SIDE. PLEASE SIGN ON THE
REVERSE SIDE AND PROMPTLY.

/X/ Please mark votes as in this example.


1. To elect directors to serve for the ensuing year and until their successors are duly elected.

NOMINEES: Jack Williams, Michael Dosch, Michael Bosworth, John Lane, John Robbins, Herbert McCord

     FOR                          WITHHELD
     / /                          / /

     / /___________________________
     For all nominees except as noted above


2.   To approve the amendment of the Company's 1996 Omnibus Stock
Plan to increase the shares reserved for issuance thereunder by 200,000 shares.


     FOR                     AGAINST                ABSTAIN
     / /                     / /                     / /


3. To ratify the appointment of Harlan & Boettger, LLP as the independent accountants of the Company for fiscal year ending
December 31, 1998.


     FOR                     AGAINST                ABSTAIN
     / /                     / /                     / /

4. To transact such other business as may properly come before the meeting or any adjournment thereof.


     / / MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT


Please sign exactly as name appears hereto. If stock is held jointly, each holder should sign. If signing as attorney, trustee, executor, administrator, custodian, guardian or corporate officer, please give full title.



Signature:_________________________ Date________________




Signature:_________________________ Date________________